Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Research Solutions, Inc.

We consent to the inclusion in the foregoing Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-212649) of our report dated September 20, 2016, relating to the consolidated financial statements of Research Solutions, Inc. and Subsidiaries as of June 30, 2016 and 2015 and for the years then ended which appear in Research Solutions Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016 filed with the Securities and Exchange Commission on September 20, 2016. We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company, P.A.

Los Angeles, California

September 29, 2016